CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

5.050% Internotes® Due March 15, 2009	$2,581,000	$276.17
5.700% Internotes® Due March 15, 2013	$2,010,000	$215.07
6.050% Internotes® Due March 15, 2031	$6,816,000	$729.31

TOTAL		$1220.55

(1)	Excludes accrued interest, if any.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, filing fees of $389,425.75 have already been paid with respect to $3,639,493,000 aggregate initial offering price of securities that were previously registered pursuant to Registration Statement Nos. 333-123240, 333-123240-01 and 333-123240-02 and were not sold thereunder and have been carried forward. The $214,000 filing fee with respect to the $2,000,000,000 securities previously registered pursuant to a prospectus supplement, dated March 16, 2006, and the $276.17 filing fee with respect to the 2,581,000 5.050% Internotes® Due March 15, 2009, the 215.07 filing fee with respect to the $2,010,000 5.700% Internotes® Due March 15, 2013 and the $729.31 filing fee with respect to the 6,816,000 6.050% Internotes® Due March 15, 2031 sold hereby, in each case under this registration statement, are offset against those filing fees carried forward and $174,205.20 remains available for future registration fees. No additional fee has been paid with respect to this offering.

Prudential Financial InterNotes®, Due One Year or More from Date of Issue

Filed under Rule 424(b)(3), Registration Statement(s) No. 333-132469, 333-132469-01 and 333-132469-02

Pricing Supplement Number 120 Dated 03/20/2006

(to Prospectus dated March 16, 2006 and Prospectus Supplement dated March 16, 2006)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432ANF3	$2,581,000.00	100.000%	0.625%	$2,564,868.75	FIXED	5.050%	QUARTERLY	3/15/2009	6/15/2006	$11.50	YES	Senior Unsecured Notes	A3	A

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432ANG1	$2,010,000.00	100.000%	1.200%	$1,985,880.00	FIXED	5.700%	SEMI- ANNUAL	3/15/2013	9/15/2006	$27.23	YES	Senior Unsecured Notes	A3	A

Redemption Information: Callable at 100.000% on 03/15/2007 and every interest payment date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring any time on or after 03/15/2007 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the noteholder and the trustee, as described in the prospectus.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432ANH9	$6,816,000.00	100.000%	2.500%	$6,645,600.00	FIXED	6.050%	SEMI- ANNUAL	3/15/2031	9/15/2006	$28.91	YES	Senior Unsecured Notes	A3	A

Redemption Information: Callable at 100.000% on 03/15/2011 and every interest payment date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring any time on or after 03/15/2011 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the noteholder and the trustee, as described in the prospectus.

Prudential Financial, Inc.	Trade Date: Monday, March 20, 2006 @12:00 PM ET	Prudential Financial, Inc.
	Settlement Date: Thursday, March 23, 2006	$2,500,000,000.00 Prudential Financial Retail Medium-Term Notes, including Prudential
	Minimum Denomination/Increments: $1,000.00/$1,000.00	Financial InterNotes® Prospectus dated March 16, 2006 and the
	Initial trades settle flat and clear SDFS: DTC Book Entry only	Prospectus Supplement dated March 16, 2006
DTC number: 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a Business Day (as defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The Prudential Financial, Inc. InterNotes will be represented by a master global note in fully registered form, without coupons. The master global note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.

InterNotes® is a registered trademark of Incapital Holdings LLC. All rights reserved